Exhibit 99.1

Imperial to hold 2023 Second Quarter Earnings Call

Calgary, AB – July 17, 2023 – (TSE: IMO, NYSE American: IMO) Brad Corson, chairman, president and chief executive officer, and Dave Hughes, vice-president, investor relations, Imperial Oil Limited, will host a 2023 Second Quarter Earnings Call on Friday, July 28, following the company’s second quarter earnings release that morning. The event begins at 9 a.m. MT and will be accessible by webcast.

During the call, Mr. Corson will offer brief remarks prior to taking questions from Imperial’s covering analysts.

Please click here [https://event.webcasts.com/starthere.jsp?ei=1624639&tp_key=0c09525040] to register for the live webcast. The webcast will be available for one year on the company’s website at
www.imperialoil.ca/en-ca/company/investors.

In the event that the EDGAR system experiences technical difficulties or the company is unable to successfully complete its Form 8-K earnings press release filing at the intended time, investors and the public should look for this information at that time on Imperial’s website or on Canada’s SEDAR system at www.sedar.com. In case of a failed filing, the company intends to furnish the information on EDGAR as soon as possible.

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For further information:

Investor relations	Media relations
(587) 476-4743	(587) 476-7010

Source: Imperial
After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.
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